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                                                                   Exhibit 99(c)

                       FORM OF POTOMAC AFFILIATE LETTER


                                                                __________, 1999


Potomac Valley Bank
4 North Main Street
P. O. Box 1079
Petersburg, West Virginia 26847

Attention:  Patrick N. Frye

Summit Financial Group, Inc.
310 North Main Street
P. O. Box 680
Moorefield, West Virginia 26836
Attention:  H. Charles Maddy, III

Ladies and Gentlemen:

          I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Potomac Valley Bank, a West Virginia corporation ("Potomac"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or SEC Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of _____________, 1999 (the "Merger Agreement"), by and between South Branch Valley Bancorp, Inc., a West Virginia corporation ("South Branch"), and Potomac, a wholly owned subsidiary of South Branch will merge with and into Potomac (the "Merger") and that the Merger is intended to be accounted for under the "pooling-of-interests" accounting method.

          I further understand that as a result of the Merger, I may receive shares of common stock, par value $_______ per share, of Summit Financial Group, Inc. ("Summit") in exchange for shares of common stock, par value $______ per share, of Potomac ("Potomac").

          I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of South Branch and Potomac Stock, to the extent I felt necessary, with my counsel or counsel for Potomac.

          I represent, warrant and covenant with and to Summit that in the event I receive any Summit Stock as a result of the Merger:
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Potomac Valley Bank
Summit Financial Group, Inc.
__________, 1999
Page 2

          1. I shall not make any sale, transfer, or other disposition of such Summit Financial Group, Inc. Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Summit, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

          2. I understand that Summit is under no obligation to register the sale, transfer or other disposition of shares of Summit Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          3. I understand that stop transfer instructions will be given to Summit's transfer agent with respect to shares of Summit Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated __, 199_, between the registered holder hereof and Summit, a copy of which agreement is on file at the principal offices of Summit. This legend shall become null and void on and after ______ _________, [two years after the Effective Time.]"

          4. I understand that, unless transfer by me of the Summit Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Summit reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under
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Potomac Valley Bank
Summit Financial Group, Inc.
__________, 1999
Page 3

               the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection
               with,                         any distribution thereof within the
               meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933. This legend shall become null and void on and after _____________ [two years after the effective time]."

          It is understood and agreed that the legends set forth in paragraphs
(3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Summit (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Summit, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to Summit that the Summit Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

          I further represent, warrant and covenant with and to Summit that I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of Potomac Stock or South Branch Stock (whether or not acquired by me in the Merger) during the period commencing 30 days prior to effective date of the Merger and ending at such time as Summit notifies me that results covering at least 30 days of combined operations of Potomac and Summit after the Merger have been published by Summit. I understand that Summit is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

          I further understand and agree that this letter agreement shall apply to all shares of Potomac Stock and Summit Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

          I also understand that the Merger is intended to be treated as a "pooling of Interests" for accounting purposes, and I agree that if Potomac or Summit advises me in writing that additional restrictions apply to my ability to sell, transfer, or otherwise dispose of Potomac
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Potomac Valley Bank
Summit Financial Group, Inc.
__________, 1999
Page 4

Stock or Summit Stock in order for Summit to be entitled to use the pooling of interests accounting method, I will abide by such restrictions.

                              Very truly yours,


                              By__________________________
                                Name:


Accepted this ____ day of
_______________, 1999.


Potomac Valley Bank


By________________________
  Name:
  Title:


Summit Financial Group, Inc.


By________________________
  Name:
  Title: